CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Statement of Additional Information constituting parts of this Post-Effective Amendment No.3 to the Registration Statement on Form N1-A (the "Registration Statement") of our report dated February 10, 1997, relating to the financial statements and financial highlights appearing in the December 31, 1996 Annual Report of the LPT Variable Insurance Series Trust, which is also incorporated by reference into the Registration Statement. We also consent to the references under the heading "Financial Highlights" in the Prospectuses and under the headings "Independent Accountants" and "Financial Statements" in the Statement of Additional Information.


/S/PRICE WATERHOUSE LLP

PRICE WATERHOUSE LLP
Boston, Massachusetts
April 24, 1997